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                           FIRST AMENDED AND RESTATED
                                DISTRIBUTION PLAN
                                       OF
                                 AIM SUMMIT FUND
                                (CLASS P SHARES)


SECTION 1. AIM Summit Fund (the "Fund") may act as a distributor of its Class P Shares (the "Shares"), pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), according to the terms of this Distribution Plan (the "Distribution Plan").

SECTION 2. The Fund may incur, pursuant to the terms of this Distribution Plan, expenses at the rates of .30% per annum of the average daily net assets of Shares, subject to any applicable limitations imposed from time to time by applicable rules of the National Association of Securities Dealers, Inc.

SECTION 3. Amounts set forth in Section 2 may be used to finance any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, expenses of organizing and conducting sales seminars, advertising programs, finders fees, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, overhead, supplemental payments to dealers and other institutions as asset-based sales charges. Amounts set forth in Section 2 may also be used to finance payments of service fees under a shareholder service arrangement to be established by A I M Distributors, Inc. ("Distributors") as the Fund's distributor in accordance with Section 4, and the costs of administering the Distribution Plan. To the extent that amounts paid hereunder are not used specifically to reimburse Distributors for any such expense, such amounts may be treated as compensation for Distributors' services. All amounts expended pursuant to the Distribution Plan shall be paid to Distributors and are the legal obligation of the Fund and not of Distributors. That portion of the amounts paid under the Distribution Plan that is not paid to or paid or advanced by Distributors to dealers or other institutions for providing personal continuing shareholder service as a service fee pursuant to Section 4 shall be deemed an asset-based sales charge. No provision of this Distribution Plan shall be interpreted to prohibit any payments by the Fund during periods when the Fund has suspended or otherwise limited sales.

SECTION 4.        (a)      Amounts expended by the Fund under the Distribution
                           Plan shall be used in part for the implementation by Distributors of shareholder service arrangements with respect to the Shares, AIM Summit Investors Plans I and AIM Summit Investors Plans II (the "Plans"). The maximum service fee paid to any service provider shall be twenty-five one-hundredths of one percent
                           (0.25%) per annum of the average daily net assets, attributable to the Shares beneficially owned by the customers of such service provider.



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                  (b)      Pursuant to this program, Distributors may enter into
                           agreements substantially in the form attached hereto as Exhibit A ("Service Agreements") with such broker-dealers or other entities, including Distributors ("Dealers"), as may be selected from time to time by Distributors for the provision of personal shareholder services in connection with the Shares or Plans to the Dealers' clients and customers ("Customers") who may from time to time directly or beneficially own Shares. The personal continuing shareholder services to be rendered by Dealers under the Service Agreements may include, but shall not be limited to, the following: (i) distributing sales literature; (ii) answering routine Customer inquiries concerning the Fund and the Shares; (iii) assisting Customers in changing dividend options, account designations and addresses and enrolling into any of several retirement plans offered; (iv) assisting in the establishment and maintenance of customer accounts and records, and in the processing of purchase and redemption transactions; (v) investing dividends and capital gains distributions automatically in Shares; and (vi) providing such other information and services as the Fund or the Customer may reasonably request.

                  (c) Distributors, as agent of the Fund may also enter into a Shareholder Service Agreement with Distributors, acting as principal substantially in the form attached hereto as Exhibit B. Distributors, acting as principal will provide some or all of the shareholder services to Fund shareholders for which Distributors is the broker of record, as set forth in such Agreement.

SECTION 5. Any amendment to this Plan that requires the approval of the holders of the Shares pursuant to Rule 12b-1 under the 1940 Act shall become effective as to the Shares upon the approval of such amendment by a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund, provided that the Board of Directors of the Fund has approved such amendment in accordance with the provisions of Section 6 of this Distribution Plan.

SECTION 6. This Distribution Plan, any amendment to this Distribution Plan and any agreements related to this Distribution Plan shall become effective immediately upon the receipt by the Fund of both (a) the affirmative vote of a majority of the Board of Directors of the Fund, and (b) the affirmative vote of a majority of those directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Distribution Plan or any agreements related to it (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on this Distribution Plan or such agreements. Notwithstanding the foregoing, no such amendment that requires the approval of the shareholders of the Shares shall become effective as to the Shares until such amendment has been approved by the shareholders of the Shares in accordance with the provisions of Section 5 of this Distribution Plan.



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SECTION 7.        Unless sooner terminated pursuant to Section 9, this
                  Distribution Plan shall continue in effect until June 30, 2001, and thereafter shall continue in effect so long as such continuance is specifically approved, at least annually, in the manner provided for approval of this Distribution Plan in
                  Section 6.

SECTION 8. Distributors shall provide to the Fund's Board of Directors and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 9. This Distribution Plan may be terminated at any time by vote of a majority of the Disinterested Directors, or by vote of a majority of the outstanding voting securities of the Shares. If this Distribution Plan is terminated, the obligation of the Fund to make payments pursuant to this Distribution Plan will also cease and the Fund will not be required to make any payments beyond the termination date even with respect to expenses incurred prior to the termination date.

SECTION 10. Any agreement related to this Distribution Plan shall be made in writing, and shall provide:

                  (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Disinterested Directors or by a vote of the outstanding voting securities of the Fund attributable to the Shares, on not more than sixty
                           (60) days' written notice to any other party to the agreement; and

                  (b) that such agreement shall terminate automatically in the event of its assignment.

SECTION 11. This Distribution Plan may not be amended to increase materially the amount of distribution expenses provided for in
                  Section 2 hereof unless such amendment is approved in the manner provided in Section 5 hereof, and no material amendment to the Distribution Plan shall be made unless approved in the manner provided for in Section 6 hereof.


                                    AIM SUMMIT FUND

                                    By:      /s/ Robert H. Graham
                                        ----------------------------------------
                                             President


                                    Attest:   /s/ P. Michelle Grace
                                            ------------------------------------
                                             Assistant Secretary


                                    Effective as of June 30, 2005.



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